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                      SUNAMERICA MONEY MARKET FUNDS, INC.

                          PLAN PURSUANT TO RULE 18F-3


     SunAmerica Money Market Funds, Inc. (the "Corporation") hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), setting forth the separate arrangement and expense allocation of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Directors, including a majority of the disinterested Directors.


                             CLASS CHARACTERISTICS

CLASS A SHARES:     Class A shares are not subject to either an initial or
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                    contingent deferred sales charge, but are subject to an
                    account maintenance fee under the Rule 12b-1 Plan payable at the annual rate of up to 0.15% of the average daily net assets of the class.

CLASS B SHARES:     Class B shares are not subject to an initial sales charge
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                    but are subject to a contingent deferred sales charge which will be imposed on certain redemptions, a distribution fee pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1 fee") payable at the annual rate of up to 0.75% of the average daily net assets of the class, and an account maintenance fee under the Rule 12b-1 Plan payable at the annual rate of up to 0.15% of the average daily net assets of the class.
                    The contingent deferred sales charge is waived for certain eligible investors. Class B shares automatically convert to Class A shares on the first business day of the month following the seventh anniversary of the issuance of such Class B shares.

CLASS C SHARES:     Class C shares are not subject to an initial sales charge
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                    but are subject to a contingent deferred sales charge which will be imposed on certain redemptions, a Rule 12b-1 fee payable at the annual rate of up to 0.75% of the average annual net assets of the class, and an account maintenance fee under the Rule 12b-1 Plan payable at the annual rate of up to 0.25% of the average daily net assets of the class.

CLASS Z SHARES:     Class Z shares are not subject to either an initial or
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                    contingent deferred sales charge nor are they subject to any
                    Rule 12b-1 fee.